As filed with the Securities and Exchange Commission on July 29, 2019

Registration No. 333-79391

Registration No. 333-117956

Registration No. 333-189670

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-79391

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-117956

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-189670

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

HOPFED BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	61-1322555
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

4155 Lafayette Road
Hopkinsville, Kentucky	42240
(Address of Principal Executive Offices)	(Zip Code)

HopFed Bancorp, Inc. 2013 Long-Term Incentive Plan

HopFed Bancorp, Inc. 2004 Long-Term Incentive Plan

HopFed Bancorp, Inc. 2000 Stock Option Plan

HopFed Bancorp, Inc. 1999 Stock Option Plan

HopFed Bancorp, Inc. Management Recognition Plan

(Full title of the Plan)

Rodger A. McHargue
Chief Financial Officer

First Financial Corporation
One First Financial Plaza

Terre Haute, Indiana 47807
(Name and Address of Agent for Service)

(812) 238-6000
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John W. Tanselle, Esq.

SmithAmundsen LLC

201 N. Illinois Street, Suite 1400

Indianapolis, Indiana 46204

(317) 464-4148

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed to deregister unsold securities of HopFed Bancorp, Inc., a Delaware corporation (the “Company”), that were registered on the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission, pertaining to the registration of securities for issuance under certain employee benefit and equity plans and agreements:

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Securities
333-189670	June 28, 2013	HopFed Bancorp, Inc. 2013 Long-Term Incentive Plan	300,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”)

333-117956	August 5, 2004	HopFed Bancorp, Inc. 2004 Long-Term Incentive Plan and HopFed Bancorp, Inc. 2000 Stock Option Plan	240,000 shares of Common Stock

333-79391	May 27, 1999	HopFed Bancorp, Inc. 1999 Stock Option Plan and HopFed Bancorp, Inc. Management Recognition Plan	564,707 shares of Common Stock

The Agreement and Plan of Merger, dated as of January 7, 2019, by and between First Financial Corporation, an Indiana corporation (“First Financial”), and the Company, provides for, among other things, the merger of the Company with and into First Financial (the “Merger”), whereupon the separate corporate existence of the Company will cease. The Merger became effective on July 27, 2019.

In connection with the closing of the Merger, the offerings by the Company pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of post-effective amendment any of the securities that remain unsold at the termination of the offerings, the Company hereby amends the Registration Statements to remove from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof, if any.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Terre Haute, State of Indiana, on July 29, 2019.

First Financial Corporation
as successor by merger to HopFed Bancorp, Inc.

By:	/s/ Rodger A. McHargue
Rodger A. McHargue
Treasurer and CFO
(Principal Financial Officer)

*       Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

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